UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 29, 2008
CARDIOGENESIS CORPORATION
(Exact name of registrant as specified in its charter)

California	000-28288	77-0223740

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11 Musick
Irvine, CA 92618
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (949) 420-1800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (e) On February 29, 2008, Cardiogenesis Corporation (the “Company”) approved the payment of incentive bonuses for Richard Lanigan, the Company’s President, and William Abbott, the Company’s Chief Financial Officer, for the 2007 fiscal year. Such discretionary bonuses were set at $64,969 for Mr. Lanigan and $52,500 for Mr. Abbott, representing 87.5% of the maximum target bonus opportunity.
     In addition, on February 29, 2008, the Company’s Compensation Committee approved the establishment of a 2008 Executive Discretionary Bonus Plan pursuant to which Mr. Lanigan and Mr. Abbott would be entitled to receive discretionary performance-based bonuses. The maximum bonuses payable under such plan would be 39% of base salary for Mr. Lanigan ($96,525) and 39% of base salary for Mr. Abbott ($78,000). Bonus amounts are based on satisfaction of performance targets that are weighted as follows:

Target Category	Maximum Bonus (as % of base salary)

Domestic Handpiece Revenue Target: Ending Cash Balance Target: Operating Income:	15% of base salary 10.5% of base salary 4.5% of base salary
In addition, a supplemental bonus opportunity equal to 9% of base salary may be paid in the event that domestic handpiece revenue targets are surpassed.
     No bonus is payable with respect to any individual target categories unless at least (i) 75% of the domestic handpiece revenue target is achieved, (ii) 50% of the ending cash balance target is achieved, or (iii) 25.825% of the operating income target is achieved.
Item 8.01 Other Events
     The Company has been notified that on February 19, 2008, Cardiofocus, Inc., filed a complaint in the United States District Court for the District of Massachusetts (Case No. 1.08-cv-10285) against the Company and a number of other companies. In the complaint, Cardiofocus alleges that the Company and the other defendants have violated patent rights allegedly held by Cardiofocus. The complaint does not identify specific alleged monetary damages. Although the Company has not completed its analysis of the claims, the Company intends to vigorously defend itself. However, any litigation involves risks and uncertainties and the likely outcome of the case cannot be determined at this time. In addition, litigation involves significant expenses and distraction of management resources which may have an adverse effect on the Company’s results of operations.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIOGENESIS CORPORATION (Registrant)
Date: March 5, 2008	By:	/s/ William Abbott
William Abbott, Chief Financial Officer